Wegener Corporation and subsidiary

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wegener Corporation
Johns Creek, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-08017 and 333-27527) and Form S-8 (No. 33-45390, 33-42007, 333-29887, 333-51205 and 333-29889) of Wegener Corporation of our reports dated November 25, 2009, relating to the consolidated financial statements and financial statement schedule which appear in this Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Atlanta, Georgia	BDO USA, LLP (formerly known as BDO Seidman, LLP).
November 15, 2010